Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

SEE REVERSE FOR CERTAIN DEFINITIONS	Levere Holdings Corp.	NUMBER UNITS U-

CUSIP [    ]

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND

ONE-THIRD OF ONE REDEEMABLE

WARRANT TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT                is the owner of                Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Levere Holdings Corp., a Cayman Islands exempted company (the “Company”), and one-third (1/3) of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”), and (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate will begin separate trading on the 52nd day following the date of the prospectus that is filed in connection with the offering of the Units (or, if such date is not a business day, the following day), unless Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. elect to allow earlier separate trading, subject to the Company’s filing with the Securities and Exchange Commission of a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units and only whole warrants are exercisable. The terms of the Warrants are governed by a Warrant Agreement, dated as of                , 2021, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of its duly authorized officers.

By
Chief Executive Officer	Chief Financial Officer

Levere Holdings Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	as tenants in common	UNIF GIFT MIN ACT	Custodian

			(Cust)	(Minor)

TEN ENT	as tenants by the entireties		under Uniform Gifts to Minors Act

(State)
JT TEN	as joint tenants with
right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list

For value received,                hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint                Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
Notice: The signature on this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 OR ANY SUCCESSOR RULES).

In each case, as more fully described in the Company’s final prospectus dated , 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Ordinary Shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares if the Company does not complete its initial business combination within the time period set forth therein or (B) with respect to any other provision relating to the rights of holders of the Ordinary Shares, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account

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